Exhibit 10.3

CONSULTING AGREEMENT

                    THIS CONSULTING AGREEMENT (this “Agreement”), dated as of December 11, 2012, is made by and between Patrick L. Alesia (the “Consultant”) and Griffon Corporation, a Delaware corporation (the “Company”).

Recitals

                    WHEREAS, the Consultant is currently employed by the Company as Senior Vice President and Chief Administrative Officer;

                    WHEREAS, the Consultant will resign from all positions with the Company, effective December 31, 2012;

                    WHEREAS, the Consultant has special knowledge, expertise and experience concerning the business and operations of the Company; and

                    WHEREAS, the Company desires to have continuing access to the Consultant’s knowledge, expertise and experience, and the Consultant is willing to provide the same to the Company on the terms and conditions set forth in this Agreement.

Agreement

                    NOW, THEREFORE, in consideration of the mutual covenants and the premises set forth herein, intending to be legally bound, the Company and the Consultant hereby agree as follows:

1. Term. Subject to the Consultant’s execution of a General Release Agreement in the form attached hereto as Exhibit A which becomes effective no later than December 31, 2012, the consulting term under this Agreement shall commence on December 31, 2012 (the “Effective Date”) and, unless earlier terminated under Section 5 of this Agreement, shall end on December 31, 2014 (the “Consulting Term”). Consultant hereby resigns as Senior Vice President and Chief Administrative Officer of the Company and from any other position he may have with the Company or any of its direct or indirect subsidiaries (other than as a consultant pursuant to this Agreement) effective as of December 31, 2012. The Consultant acknowledges and agrees that, except as otherwise provided herein, the Consultant shall not be entitled to any payments or benefits from the Company as a result of such resignation, including, without limitation, any payments or benefits pursuant to the severance agreement between the Consultant and the Company, dated as of July 18, 2006 (the “Severance Agreement”), and the Consultant further acknowledges and agrees that the Severance Agreement shall terminate in its entirety as of the Effective Date and be of no further force and effect, except insofar as any right to payment under the Severance Agreement arises pursuant to its terms between the date hereof and the Effective Date.

2. Consulting Commitment. During the Consulting Term, the Consultant shall make himself available to the Chief Executive Officer of the Company (the “CEO”), or his designees, upon reasonable notice and during normal business hours, to consult with the CEO or his designees regarding matters within the Consultant’s knowledge, expertise and experience, consistent with the services performed by the Consultant as Senior Vice President and Chief Administrative Officer of the Company (the “Consulting Services”). The Consulting Services shall be provided telephonically or electronically whenever possible, and in person as needed from time to time. The parties hereby agree that the Consultant’s time commitment for the Consulting Services to be provided pursuant to this Agreement shall not exceed 250 hours per year and in any event shall not exceed five hours per week, unless otherwise agreed to by the Consultant and the Company in writing.

          2.1. Work for Others. The Company acknowledges that the Agreement places no limitation on the Consultant’s ability to engage in other activities of the Consultant’s choosing, including without limitation, ownership of, employment with, consulting to or membership on the board of any other entities; provided however, that such activities do not interfere with the Consultant’s ability to fulfill his obligations under this Agreement or violate any other provisions of this Agreement, including but not limited to Section 6 below.

3. Compensation and Reimbursement.

          3.1. Consulting Fee. During the Consulting Term, the Consultant shall receive a consulting fee equal to $250,000 per year (the “Consulting Fee”), payable by the Company monthly in arrears on or about the last day of each calendar month.

          3.2. Health and Medical Benefits.

                    (a) The Consultant’s existing medical and dental coverage will remain in force through December 31, 2012. Thereafter, the rules and regulations promulgated pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), will apply. If the Consultant elects to continue coverage through COBRA and notifies the Company in writing of such election, the Company will pay, directly to the provider, the Consultant’s monthly COBRA premiums for medical and dental coverage (with respect to coverage on a basis consistent with the level of coverage and elections (including with respect to coverage for Consultant’s dependents) in force immediately prior to the Effective Date) for a period of eighteen (18) months immediately following the Effective Date.

                    (b) If the Consultant obtains medical and/or dental insurance through a third-party provider for all or a portion of the period July 1, 2014 to December 31, 2014, then the Company will make reimbursement payments (the “Reimbursement Payments”) to the Consultant equal to the lesser of (i) the actual premium cost of obtaining such insurance, and (ii) the monthly COBRA premiums referred to in Section 3.2(a) above; provided however that a Reimbursement Payment shall be payable for a month only if Consultant submits evidence reasonably acceptable to the Company of the date of payment and the actual premium cost paid by Consultant for the month no later than 45 days after the payment date of such premium, in which case the Reimbursement Payment will be made in arrears on or before the date which is two and one-half months after the date of payment of the premium giving rise to the Re imbursement Payment.

                    (c) Griffon will continue the Consultant’s participation in the Griffon Corporation and Affiliates Supplemental Health Benefits Plan for Senior Executives for (i) any portion of the period January 1, 2013 through and including June 30, 2014 during which the Consultant has elected to continue coverage through COBRA as set forth in Section 3.2(a) above, and (ii) for any portion of the period July 1, 2014 through December 31, 2014 during which Consultant has obtained medical and/or dental insurance through a third-party provider and for which the Company has an obligation to make one or more Reimbursement Payments, as provided in Section 3.2(b) above.

          3.3. Automobile Expenses. Commencing on the Effective Date and continuing until the earlier of the termination of the Consulting Term or the expiration of the Consultant’s current automobile lease in September 2013, the Company shall reimburse the Consultant for expenses incurred in connection with the lease, operation, maintenance and storage of such automobile, consistent with past practice.

          3.4. Life Insurance. As permitted by the applicable policy, the Consultant shall be entitled to continue, at the Consultant’s cost, any insurance contracts maintained by the Company prior to the Effective Date on the life of the Consultant.

          3.5. Business Expenses. During and in respect of the Consulting Term, provide the Consultant obtains the prior written approval of an Authorized Officer of the Company (which approval may be given through electronic communication, such as e-mail), Consultant shall, upon presentation to the Company of reasonable documentation and in accordance with the policies of the Company, be entitled to reimbursement for all direct, out-of-pocket reasonable and necessary business expenses incurred by or charged to the Consultant in or with respect to the performance of the Consulting Services. Payment of such expenses shall be made by the Company within thirty days of receipt of such documentation. “Authorized Officer” shall mean the Chief Executive Officer, President, any Vice President or the Treasurer of the Company.

          3.6. SERP. The Consultant’s right to payment of benefits under the Company’s Supplemental Executive Retirement Plan, as amended and restated as of July 18, 2006 (the “SERP”), shall be determined in accordance with the terms of the SERP.

4. Restricted Shares. Notwithstanding anything to the contrary in the applicable award letters, (i) the 25,000 restricted shares of the Company’s common stock that were granted to the Consultant on May 8, 2008 and are scheduled to vest on May 8, 2013, (ii) the 25,000 restricted shares of the Company’s common stock that were granted to the Consultant on August 6, 2009 and are scheduled to vest on August 6, 2013 and (ii) the 15,000 restricted shares of the Company’s stock that were granted to the Consultant on November 15, 2010 and are scheduled to vest on November 15, 2013 (collectively, the “Restricted Shares”) shall not be forfeited upon the Consultant’s resignation as Senior Vice President and Chief Administrative Officer of the Company, but shall continue to vest during the Consulting Term on the terms and conditions set forth in the applicable award letter as if the Consultant continued as an employee of the Company until the termination of the Consulting Term. Upon termination of the Consulting Term for any reason (except by the Company without Cause (as defined below) or due to the Consultant’s death or Disability (as defined below)), any unvested shares of restricted stock shall be forfeited; if the Consultant is terminated by the Company without Cause or due to the Consultant’s death or Disability, the Restricted Shares shall nevertheless continue to vest as provided herein, subject to the Consultant’s continued compliance with Section 6 below. Notwithstanding anything in this Agreement to the contrary, the Consultant agrees to make appropriate arrangements with the Company concerning the withholding of any taxes that may be due in connection with the lapse of the restrictions on the Restricted Shares as provided in the applicable award letter.

5. Termination. The Consulting Term shall terminate automatically upon the Consultant’s death or Disability (as defined below). The Company may terminate the Consulting Term at any time, with or without Cause (as defined below), and the Consultant may terminate the Consulting Term with 30 days’ prior written notice to the Company. Upon the termination of the Consulting Term for any reason, the Consultant shall be entitled to (a) payment of any portion of the Consulting Fee or the Additional Fee that is earned but unpaid as of the termination date and (b) reimbursement of any reimbursable expenses that were incurred in compliance with the terms of Section 3.5 but not reimbursed as of the termination date. In addition, if the Consulting Term is terminated by the Company without Cause or due to the Consultant’s death or Disability, then, subject to the Consultant’s continued compliance with Section 6 below, the Consultant shall be entitled to (i) continued payment of the Consulting Fee and any Additional Fee until December 31, 2014 and (ii) continued vesting of the Restricted Shares on the terms set forth in Section 4 above. If the Consulting Term is terminated by the Company for Cause or by the Consultant, then the Company shall have no further obligation to pay the Consulting Fee (or any Additional Fee) for the period of time after the date of termination of the Consulting Term.

               5.1. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

                    (a) “Cause” means (i) the willful and continued failure by the Consultant to substantially perform the Consulting Services (other than any such failure resulting from incapacity due to physical or mental illness); (ii) conviction of a felony or acts of dishonesty resulting in gain or personal enrichment at the expense of the Company; (iii) the Consultant’s willful misconduct or insubordination which is materially injurious to the Company; or (iv) the Consultant’s breach of any of the covenants contained in Sections 6, 7 and 8.3 of this Agreement. With respect to (i) and (iii), “Cause” shall only be determined to exist after the Company presents written notice to the Consultant specifically identifying the alleged circumstances or actions giving rise to Cause (a “Cause Notice”), and the Consultant fails to correct such action or circumstances within 20 days of receiving the Cause Notice. For purposes of this paragraph, no act or failure to act on the Consultant’s part shall be considered as willful unless done, or omitted to be done, by the Consultant not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

                    (b) “Disability” means the Consultant’s inability to perform the Consulting Services by reason of any medically determinable physical or mental impairment that lasts or is reasonably expected to last for a continuous period of not less than 6 months, or that exists for 90 days out of any consecutive 180 day period, as determined by the Company in its reasonable judgment.

6. Restrictive Covenants.

               6.1. Confidential Information. The Consultant agrees at all times during the Consulting Term and thereafter (except as otherwise required by applicable law, regulation or legal process) that he shall hold in strictest confidence and not use for his own benefit or the benefit of any other person, or to disclose to any person without authorization from the Company, any Confidential Information. “Confidential Information” means any and all confidential or proprietary business information of the Company or its affiliates, including, without limitation, information relating to the Company’s or its affiliates’ trade secrets, software and technology architecture, networks, business methodologies, facilities, financial and operational information, contracts, customer lists, marketing or sales prospect lists, “know how,” and all copies, reproductions, notes, analyses, compilations, studies, interpretations, summaries and other documents in connection with the foregoing. Confidential Information does not include any information which (i) is or becomes publicly known or available other than as a result of wrongful disclosure by the Consultant (ii) becomes available to the Consultant on a non-confidential basis from a source which, to the Consultant’s knowledge, is not prohibited from disclosing such Confidential Information to him, or (iii) is generally known in the industry in which the Company or its affiliates operate and pertains to activities or business not specific to the Company or its affiliates.

               6.2. Non-Solicitation of Employees. Commencing on the Effective Date and continuing under December 31, 2014 (the “Non-Solicit Period”), the Consultant will not, for any reason, solicit, assist or encourage the solicitation of, employ or engage the services of any person who was a full-time employee of, or independent contractor to, the Company or its direct or indirect subsidiaries at the date of such termination or within six (6) months prior thereto to work for the Consultant or for any entity with which he is affiliated. For this purpose, the term “solicit” will mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action

               6.3. Non-Solicitation of Customers/Non-Interference with Vendors. During the Non-Solicit Period, the Consultant will not, for any reason, solicit or encourage any vendor, Customer or Prospective Customer to cease any relationship with the Company or any of its affiliates, or service in any way any Customer or Prospective Customer. For this purpose, the term “solicit” will mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action. The term “Customer” will mean all persons for whom the Company maintains an active account or file in the active records of the Company or any of its affiliates, or for whom the Company or any of its affiliates has otherwise performed or performs any services or provided products within the twelve (12) month period preceding the date of such solicitation. The term “Prospective Customer” means those persons and entities who have been approached by or on behalf of the Company or any of its affiliates to become a customer or who have been entered into the internal records of the Company or any of its affiliates as a prospective or potential customer.

               6.4. Non-competition. The Consultant expressly covenants and agrees that during the Non-Solicit Period, the Consultant will not directly or indirectly, own, manage, operate, join, control, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, any business which directly or indirectly competes with any of the businesses of the Company or any of its affiliates, as conducted or planned by the Company or any affiliate at any time during the Consulting Term. Notwithstanding anything herein to the contrary, nothing herein shall restrict the Consultant from owing less than a one percent equity interest in a publicly held company and exercise of rights appurtenant thereto.

               6.5. Non-Disparagement. The Consultant agrees that, during the Consulting Term and thereafter, he will not defame, disparage or publicly criticize the Company and/or its affiliates and/or its and/or its affiliates executive officers or management to any person or entity. In addition, the Consultant will not speak in a negative or disparaging manner about the Company and/or its affiliates and/or management or its business to the media, whether electronic, print or otherwise, without the prior written approval of the Company. Nothing herein, however, will prohibit the Consultant from making truthful statements to the extent legally compelled or otherwise required by applicable laws or governmental regulations or judicial or regulatory proceedings.

               6.6. Remedy for Breach. The Consultant acknowledges and agrees that the restrictions set forth in this Agreement are critical and necessary to protect Company’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. The Consultant also acknowledges and agrees that, in the event that he breaches any of the restrictive covenants in this Agreement, the Company shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, in addition to any other damages to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this Agreement (without the requirement of any bond), from a court of competent jurisdiction. The Consultant further acknowledges that (i) any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to the Company’s enforcement of the restrictive covenants under this Agreement, and (ii) the circumstances of the termination of the Consulting Term will have no impact on the Consultant’s obligations to comply with the restrictive covenants under this Agreement.

               6.7. Severability; Modification. The Consultant acknowledges that the restrictive covenants contained in this Agreement are reasonable and valid in geographical and temporal scope and in all other respects. If any arbitrator or court of competent jurisdiction determines that any such restrictive covenants, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any arbitrator or court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such arbitrator or court shall reduce such scope to the extent necessary to make such covenants valid and enforceable.

7. PROPRIETARY INFORMATION. Upon the expiration or earlier termination of the Consulting Term, or at any other time upon request by the Company, the Consultant will deliver to the Company any documents, files, copies which constitute Proprietary Information (whether in written, printed, electronic or other form). “Proprietary Information” means all information or data with respect to the conduct or details of the businesses of the Company, and its affiliates (whether constituting a trade secret or not) including, without limitation, methods of operation, customers and customer lists, supplier lists, sales data, details of contracts with customers, consultants, suppliers or employees, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices and pricing policies, fees, costs, plans, designs, technology, inventions, trade secrets, know how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters of the Company or any of its affiliates.

8. Miscellaneous.

               8.1. Independent Contractor. It is mutually understood and agreed that, in providing the Consulting Services, the Consultant is acting and performing as an independent contractor and not an employee of the Company or any of its affiliates. The Consultant shall not make any representations to being an employee of the Company or any of its affiliates. The Consultant acknowledges and agrees that he is not, nor shall he be, eligible to participate in any employee benefit plan sponsored by the Company, or any of its affiliates, successors and assigns, regardless of the terms of any such plan, during the Consulting Term or as a result of his provision of the Consulting Services, except as otherwise expressly provided in this Agreement. The Consultant shall be responsible for, and hereby agrees to indemnify and hold the Company harmless from, all tax liabilities in respect of any amounts paid to him under this Agreement, as well as from any other liabilities should Consultant later be reclassified as an employee by any court, agency, or governing authority.

               8.2. No Authority to Bind the Company. All Consulting Services provided by the Consultant shall be performed by the Consultant directly and independently and not as an agent, employee or representative of the Company. This Agreement is not intended to and does not constitute, create or otherwise give rise to a joint venture, partnership or other type of business association or organization of any kind by or between the Company and the Consultant. Specifically, and without limitation, the Consultant shall have no power or authority to contract for, or bind, the Company or any of its affiliates in any manner.

               8.3. Compliance with Applicable Law. In providing the Consulting Services, the Consultant shall comply with all applicable federal, state and local laws and regulations. During the Consulting Term, the Consultant shall cooperate with the Company and its affiliates in any disputes with third parties, internal investigations or administrative, regulatory or judicial proceedings as reasonably requested by the Company or its affiliates (including, without limitation, the Consultant’s being available to the Company or its affiliates upon reasonable notice and at a reasonable location for interviews and factual investigations, appearing at the Company’s or its affiliates’ request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Consultant’s possession, all at times and on schedules that are reasonably consistent with the Consultant’s other permitted activities and commitments). In the event the Company requires the Consultant’s cooperation in accordance with this Section during the Consulting Term, the Company shall reimburse the Consultant solely for reasonable travel expenses (including lodging and meals, upon submission of receipts), but the Consultant shall not be entitled to any other compensation.

               8.4. Survival. The respective rights and obligations of the parties hereto shall survive any expiration and/or termination of the Consulting Term and/or this Agreement for any reason to the extent necessary to effect the intended provision of such rights and obligations.

               8.5. Nonassignability. The Consultant may not assign any right or delegate any obligation hereunder. The Company may assign this Agreement or any of the rights herein or delegate any of its obligations herein to any affiliate of the Company or any acquirer of all or substantially all of the assets or equity of the Company or any of its direct or indirect subsidiaries without the consent of the Consultant. Any purported assignment or delegation in violation of this Section above shall be void. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, the Consultant, his or her heirs, executors, administrators and legal representatives and, to the extent permitted under the first two sentences of this Section, assignees.

               8.6. Amendment and Waiver. This Agreement may be amended only upon the mutual written consent of the parties hereto. No waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

               8.7. Entire Agreement. This Agreement constitutes the entire agreement between the Consultant and the Company, regarding the subject matter hereof and supersedes all previous agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, between the Consultant and the Company regarding such subject matter, including.

               8.8. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered by hand, via facsimile transmission or by certified mail (return receipt requested), postage prepaid, if to the Company, to 712 Fifth Avenue, New York, NY 10019, Attn: General Counsel, and if to the Consultant, to the address for the Consultant in the Company’s records, or, in any case, to such other address of which the sending party has previously received written notice. Notice shall be deemed given upon delivery to the addressee.

               8.9. Arbitration. Subject to the rights of the Consultant and the Company to seek equitable relief in a court of law or equity, in the event that any disputes of any kind arise under or with respect to this Agreement, the parties hereto agree to submit any such disputes to binding arbitration in the State of New York in accordance with the rules of the American Arbitration Association then in effect.

               8.10. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflict of laws thereof.

               8.11. Section 409A. The parties intend that this Agreement will be interpreted and administered so that any amount or benefit payable hereunder will be paid or provided in a manner that is either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding anything in this Agreement to the contrary, any payments or benefits due hereunder that constitute non-exempt “deferred compensation” (as defined in Section 409A of the Code) that are otherwise payable by reason of the termination of the Consulting Term will not be paid or provided to the Consultant until the Consultant has undergone a “separation from service” (as defined in Section 409A of the Code). If, and only if, the Consultant is a “specified employee” (as defined in Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after the Consultant’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following the Consultant’s separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to the Consultant in a lump-sum cash payment on the first day following the termination of such six-month period or, if earlier, within ten days following the date of the Consultant’s death. Consultant’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A of the Code. If the Consultant is entitled to any reimbursement of expenses or in-kind benefits that are includable in his federal gross taxable income, the amount of such expenses reimbursable or in-kind benefits provided in any one calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Consultant’s right to reimbursement of expenses or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit. Notwithstanding anything in Section 2 to the contrary, the level of bona fide services to be performed by the Consultant for the Company and its direct or indirect subsidiaries for the period commencing on December 31, 2012 shall be 20 percent or less of the average level of bona fide services performed by the Consultant for the Company and its direct or indirect subsidiaries for the 36 month period ending on December 31, 2012.

               8.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the Consultant and the Company have executed this Agreement as of the day and year first above written.

ACKNOWLEDGED AND AGREED:

GRIFFON CORPORATION

By:	/s/ Seth L. Kaplan

Name: Seth L. Kaplan
Title: Senior Vice President

/s/ Patrick L. Alesia

PATRICK L. ALESIA

EXBHIBIT A

GENERAL RELEASE AGREEMENT

          This GENERAL RELEASE AGREEMENT (the “Release”), is made and entered into as of December __, 2012, by and between Griffon Corporation, a Delaware corporation, (hereinafter, together with its parent, subsidiaries, affiliates, successor and assigns, collectively referred to as the “Company”) and Patrick L. Alesia (hereinafter referred to as “Employee”) (each a “Party” and collectively referred to as the “Parties”).

A.	WHEREAS, Employee’s employment with the Company will terminate on December 31, 2012; and

B.

WHEREAS, in connection with such termination of employment, the Company and the Employee have agreed that the Employee shall provide consulting services to the Company for a two year period ending on December 31, 2014 pursuant to a Consulting Agreement dated December __, 2012 (the “Consulting Agreement”); and

C.	WHEREAS, as an express condition to the effectiveness of the Consulting Agreement, Employee has agreed to execute and deliver this Release.

          NOW, THEREFORE, for and in consideration of the mutual promises and commitments specified herein and in the Consulting Agreement, and intending to be legally bound hereby, the Parties agree as follows:

          1. Employee, for and on behalf of himself, his heirs, beneficiaries, executors, administrators, attorneys, successors, and assigns, knowingly and voluntarily, hereby waives, remits, releases and forever discharges the Company and its current and former parent corporations, affiliates, subsidiaries, divisions, predecessors, successors and assigns, and their current and former officers, directors, stockholders, employees, agents, attorneys, lenders, investors, servants, insurers and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to herein as the “Released Parties”) of and from any and all manner of action, claims, liens, demands, liabilities, potential or actual causes of action, charges, complaints, suits (judicial, administrative, or otherwise), damages, debts, demands, obligations of any other nature, past or present, known or unknown, whether in law or in equity, whether founded upon contract (expressed or implied), tort (including, but not limited to, defamation), statute or regulation (State, Federal or local), common law and/or other theory or basis, from the beginning of the world to the date of the execution of this Release, including, but not limited to, any claim that Employee has asserted, now asserts or could have asserted. Listed below are examples of the statutes under which Employee agrees not to bring any claim. If the law prohibits a waiver of claims under any such statute, Employee hereby acknowledges that he has no valid claim under those statutes or that all monies paid hereunder shall be a set-off against any such claim, if a court permits such claim to be asserted. The claims released or acknowledged not to exist include, but are not limited to, any violation of the following:

a.	Title VII of the Civil Rights Act of 1964;

b.	The Civil Rights Act of 1991;

c.	The Older Workers Benefit Protection Act;

d.	The Fair Labor Standards Act;

e.	Worker’s Compensation Laws;

f.	Sections 1981 through 1988 of Title 42 of the United States Code;

g.	The Employee Retirement Income Security Act of 1974;

h.	The Immigration Reform and Control Act;

i.	The Americans with Disabilities Act of 1990;

j.	The Age Discrimination in Employment Act of 1967;

k.	The Workers Adjustment and Retraining Notification Act;

l.	The Occupational Safety and Health Act;

m.	The Fair Credit Reporting Act;

n.	The Sarbanes-Oxley Act of 2002;

o.	The Family and Medical Leave Act;

p.	The Equal Pay Act;

q.	The New York State Executive Law (including its Human Rights Law);

r.	The New York State Labor Law;

s.	The New York wage and wage-hour laws;

t.	The New York City Administrative Code (including its Human Rights Law);

u.	Any other federal, state or local civil, human rights, bias, whistleblower, discrimination, wage, wage-hour, compensation, retaliation, employment,

human rights, labor or any other local, state or federal law, regulation or ordinance;

v.	Any amendments to the foregoing laws;

w.	Any benefit, payroll or other plan, policy or program;

x.	Any public policy, contract, third-party beneficiary, tort, or common law obligation; or

y.	Any claim for or obligation to pay for attorneys’ fees, costs, fees, or other expenses.

          2. Included in this Release are any and all claims for future damages allegedly arising from the alleged continuation of the effect of any past action, omission or event.

          3. Employee hereby affirms and acknowledges the following:

a. Employee has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against any of the Released Parties herein in any forum or form.

          b. With the exception of the benefits due to Employee as explicitly provided for under the Consulting Agreement, Employee has been paid and/or has received all compensation, wages, bonuses, benefit payments, expense reimbursements, accrued unused vacation time, sick days, personal leave, commissions, and/or benefits to which Employee may be entitled and that no other compensation, wages, bonuses, benefit payments, expense reimbursements, accrued unused vacation time, sick days, personal leave, commissions and/or benefits are due to Employee.

c. Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

d. Employee has not given, sold, assigned or transferred to anyone else, any claim, or a portion of a claim referred to in this Release.

e. Employee promises never to file a lawsuit asserting any claims that are released in this Release.

          f. Employee has no known workplace injury or occupational disease and has been provided with and/or has not been denied any leave requested under the Family and Medical Leave Act. Employee acknowledges and represents that he has no intention of filing any claim for workers’ compensation benefits of any type against the Company, and that he will not file or attempt to file any claims for workers’ compensation benefits of any type against the Company. Employee acknowledges that the Company has relied upon these representations, and that the Company would not have entered into the Consulting Agreement but for these representations. As a result, Employee agrees, covenants, and represents that the Company may, but is not obligated to, submit this Release to the Workers’ Compensation Appeals Board for approval as a compromise and release as to any workers’ compensation claim that Employee files at any time against the Company.

          g. Employee has not divulged any proprietary information of any of the Released Parties, as such term is defined and described in Paragraph 7 of the Agreement, and will continue to maintain the confidentiality of such information consistent with Employee’s obligations under the Agreement.

          h. Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by any of the Released Parties or their officers and/or directors, including any allegations of corporate fraud. Employee and the Company acknowledge that this Release does not limit either Party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local government agency. To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

          i. Employee acknowledges that he has no knowledge of any unreported FCPA or ITAR violations or of any corporate fraud committed by the Company or any of its officers, directors, employees or third-party intermediaries.

          4. This Release may not be modified, altered, or amended except in writing and signed by both Parties wherein specific reference is made to this Release. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Release, except what is set forth herein.

          5. This Release shall be controlled and governed by the laws of the State of New York. The Parties agree that the appropriate forum and venue of any disputes arising out of this Release shall be any State or Federal Court in the State of New York, County of New York, and each of the Parties hereto submits to the personal jurisdiction of any such Court.

          6. This Release may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same instrument. A signed copy, pdf or facsimile copy of this Release shall be deemed an original.

          7. Each Party will be responsible for its own legal fees or costs, if any, incurred in connection with the negotiation and settlement of this Release and the Consulting Agreement.

          8. At the time of considering or executing this Release, Employee was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired. Employee is competent to execute this Release and knowingly and voluntarily waives any and all claims Employee may have against the Company. Employee certifies that Employee is not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair Employee’s right or ability to waive all claims Employee may have against the Company.

          9. In the event that any provision of this Release is determined to be invalid by a court or tribunal of competent jurisdiction, all other provisions of this Release shall remain in full force and effect.

          10. This Release, in conjunction with the provisions of the Consulting Agreement, constitutes the entire agreement and understanding between the Parties and supersedes all other agreements between the Parties whether oral or written with respect to the subject matter hereto.

          11. The Parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent and possess the full and complete authority to covenant and agree as herein provided.

          12. Employee understands, agrees, and represents that the covenants made herein and the releases herein executed may substantially affect Employee’s rights and liabilities and Employee agrees that the covenants and releases provided herein may not be in Employee’s best interest. Employee represents and warrants that, in negotiating and executing this Release, Employee has had an adequate opportunity to consult with competent counsel or other representatives of Employee’s choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth in writing herein. Employee acknowledges that Employee received a copy of this Release, and was offered a reasonable period to consider it.

          13. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding.

          14. Employee also agrees that he will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this Release effective.

          15. This Release shall be binding on the Parties and upon their heirs, administrators, representatives, executors, successors, and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors, and assigns.

          EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS TWENTY-ONE (21) CALENDAR DAYS FROM THE DATE OF EMPLOYEE’S RECEIPT OF THIS RELEASE TO CONSIDER THIS RELEASE BEFORE HE SIGNS IT; EMPLOYEE MAY SIGN IT EARLIER IF HE WISHES, BUT THE DECISION IS ENTIRELY THE EMPLOYEE’S. EMPLOYEE MAY REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE EXECUTES THE RELEASE, AND THE CONSULTING AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF THAT SEVEN (7) CALENDAR DAY PERIOD.

          ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE COMPANY AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF THE GENERAL RELEASE AGREEMENT.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE COMPANY OR ITS DESIGNEE, OR MAILED TO THE COMPANY AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS OF EXECUTION OF THIS RELEASE. IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY IN NEW YORK, THEN THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY OR HOLIDAY.

          EMPLOYEE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY OF HIS OWN CHOOSING AND AT HIS OWN EXPENSE PRIOR TO EXECUTING THIS RELEASE. THE RELEASE, AMONG OTHER THINGS, WAIVES RIGHTS THAT EMPLOYEE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (THE “ADEA”).

          EMPLOYEE AGREES THAT ANY MODIFICATION, MATERIAL OR OTHERWISE, MADE TO THIS RELEASE DOES NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE DAY (21) CALENDAR DAY CONSIDERATION PERIOD.

          HAVING ELECTED TO EXECUTE THIS RELEASE, TO FUFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS STATED HEREIN, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS RELEASE, INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST THE COMPANY AND THE RELEASED PARTIES.

          IN WITNESS WHEREOF, the parties execute this General Release Agreement as of the date first written above.

GRIFFON CORPORATION

By:

Name:
Title:

Name: Patrick L. Alesia	Date

STATE OF NEW YORK	)
) .ss:
COUNTY OF _______	)

          On the ___ day of December, 2012, before me personally came Patrick L. Alesia, to me known, and known to me to be the individual described in, and who executed the foregoing General Release Agreement, and duly acknowledged to me that he executed the same.

Notary Public